EXHIBIT 10.3

Visa Inc.
2007 Equity Incentive Compensation Plan
Performance Share Award Agreement
This Performance Share Award Agreement (this “Agreement”), dated<date>, (the “Grant Date”), is by and between Visa Inc. (the “Company”) and <first_name> <last_name> (the “Participant”), pursuant to the Visa Inc. 2007 Equity Incentive Compensation Plan (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.
WHEREAS, pursuant to the provisions of the Plan, the Committee has authorized the grant to the Participant of Performance Shares in accordance with the terms and conditions of this Agreement; and
WHEREAS, the Participant and the Company desire to enter into this Agreement to evidence and confirm the grant of such Performance Shares on the terms and conditions set forth herein.
NOW, THEREFORE, the Participant and the Company agree as follows:
1.Grant of Performance Shares. Pursuant to the provisions of the Plan and this Agreement, the Company on the Grant Date has granted and hereby evidences the grant to the Participant, subject to the terms and conditions set forth herein, in the Plan and the Addendum with Additional Country Specific Terms and Conditions attached as Exhibit A, all of which are made part of this Agreement, an award of <shares_awarded> Performance Shares (this “Award”).
2.    Payment of Earned and Vested Performance Shares. Subject to the provisions of this Section 2 and Sections 4, 5 and 6 of the Agreement, the Payment Value of each Performance Share covered by this Award that has been determined, in writing, to be earned and vested pursuant to Sections 3, 4(b) or 5 shall be paid or delivered to the Participant on a date that is as soon as administratively practicable (but no later than 60 days) after the applicable vesting date described in Sections 3(b), 4(b) or 5 on which such Performance Share initially becomes vested. For purposes of this Agreement, “Payment Value” means the Fair Market Value of a Share on the applicable vesting date. Payments hereunder shall be made in Shares, unless the Committee, in its discretion, determines to make such payments in cash or a combination of cash and Shares. The foregoing to the contrary notwithstanding, if the Participant’s Separation from Service occurs under any circumstances other than death, any such payment due by reason of such Separation from Service shall be delayed for six months from the date of the Participant’s Separation from Service if the Participant is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) determined in accordance with the methodology established by the Company as in effect on the date of such Separation from Service.
3.    Performance Criteria and Vesting Applicable to Performance Shares.
(a)    Performance Criteria.
(i)    Performance Cycle. The Performance Cycle for this Award shall end on September 30, 2018.
(ii)    Performance Goals. The Performance Goals for this Award are (A) specified levels of the Company’s Earnings Per Share (EPS) over the course of the Performance Cycle and (B) the total shareholder return of the Company ranked against the total shareholder return of companies that are included in the Standard & Poor’s 500 Index (“S&P 500 Index”) as of the end of the applicable period used for purposes of calculating this goal, as described below (“TSR Rank”). For this purpose, “Earnings

Per Share” or “EPS” means the Company’s fiscal year 2016 and 2017 and 2018 diluted earnings per share reported in its annual report on Form 10-K for the applicable years. The Committee, in its discretion, may determine to adjust the results by excluding some or all of the effects of certain unusual items. “TSR Rank” means the aggregate total shareholder return on Shares over the approximately three year period beginning November 2, 2015 and ending on the day the Company’s earnings are announced following the close of the Company’s 2018 fiscal year, ranked against the total shareholder return over the same three year period for each of the companies that comprise the S&P 500 Index. Total shareholder return will be calculated using a beginning price equal to the trading volume weighted average price over the period from October 12, 2015 to November 20, 2015, and an ending price equal to the trading volume weighted average price over the period beginning 14 trading days before and ending 15 trading days after the date of the release of the Company’s fiscal year 2018 earnings, and accounting for reinvestment of dividends over this period; provided, however, that if the date of the release of the Company’s fiscal year 2018 earnings is fewer than 15 trading days prior to November 21, 2018, then the ending price will be equal to the average price over the 30-trading day period ending on November 20, 2018. For purposes of this provision, TSR will be calculated using the trading volume weighted average share price for Visa Inc. and the simple average of the closing prices for the S&P 500.
(iii)    Percentage of Performance Shares Earned. Following the end of the Performance Cycle, the Committee will determine the extent to which Performance Shares have become earned during the Performance Cycle according to the product of the results of the following two schedules and accompanying descriptions:

Performance Level	Earnings Per Share	Base Percentage of Performance Shares Earned
	Less than $X	0%
Threshold	$X	50%
Target	$Y	100%
Maximum	$Z or more	200%

The specific EPS goals for the Company’s fiscal years 2017 and 2018 will be provided separately. The Committee shall determine the applicable Threshold, Target and Maximum EPS goals for the remaining two years of the Performance Cycle (fiscal years 2017 and 2018) based on the Company’s annual operating plan for the applicable year. If the Earnings Per Share for an applicable year of the Performance Cycle falls between Threshold and Target, or between Target and Maximum, then the percentage of Performance Shares earned shall be the sum of the Base Percentage of Performance Shares Earned in the schedule above for the lower such Performance Level plus the product of (A) the difference between the Base Percentage of Performance Shares Earned in the schedule above for the greater and lower such Performance Levels and (B) a fraction, the numerator of which is the amount by which the Earnings Per Share achieved exceeds the Earnings Per Share in the schedule above for the lower such Performance Level and the denominator of which is the difference between Earnings Per Share amounts in the schedule above for the greater and lower of such Performance Levels. The Percentage of Performance Shares Earned with respect to Earnings Per Share for the Performance Cycle shall be determined based on the average Base Percentage of Performance Shares Earned over the three years of the Performance Cycle and shall never exceed 200%.

Performance Level	TSR Rank	Adjustment Multiplier
Threshold	0 - 25%	75%
Target	50%	100%
Maximum	75% and above	125%
If the Performance Level for TSR Rank falls between Threshold and Target, or between Target and Maximum, then the Adjustment Multiplier shall be the sum of the Adjustment Multiplier in the schedule above for the lower such Performance Level plus the product of (A) the difference between the Adjustment Multiplier in the schedule above for the greater and lower such Performance Levels and (B) a fraction, the numerator of which is the amount by which the TSR Rank achieved exceeds the TSR Rank in the schedule above for the lower such Performance Level and the denominator of which is the difference between TSR Ranks in the schedule above for the greater and lower of such Performance Levels. The Adjustment Multiplier for the TSR Rank shall never exceed 125%. The product of the Base Percentage Performance Shares Earned and the Adjustment Multiplier shall be limited to a maximum of 200% and is then multiplied by the grant amount to determine the number of Performance Shares earned.
(iv)    Notification. As soon as practicable following the end of the Performance Cycle, the Participant shall be notified in writing of the number of Performance Shares earned.
(b)    Vesting. Subject to Sections 4, 5 and 6 of this Agreement, all of the Performance Shares that are earned pursuant to Section 3(a) shall become vested on November 30, 2018.
(c)    Separate Payments.    For purposes of this Award and Agreement, each amount to be paid hereunder shall be construed as a separate identified payment for purposes of Section 409A of the Code.
4.    Separation from Service.
(a)    In General. Except as otherwise provided in this Section 4 or in Section 5 of this Agreement or in the Plan, all Performance Shares subject to this Award that have not become vested pursuant to Section 3(b) prior to the date of the Participant’s Separation from Service shall be immediately forfeited upon such Separation from Service.
(b)    This Section 4(b) applies only in the event that (i) a Change of Control has not occurred prior to November 30, 2018, or (ii) a Change of Control has occurred prior to November 30, 2018, but the Participant’s Separation from Service has not occurred within two years following the Change of Control:
(i)    Separation from Service by Reason of Death or Disability, Before the End of the Performance Cycle: Upon a Participant’s Separation from Service before the end of the Performance Cycle due to death or Disability (as defined below), then the Participant shall become vested, as of November 30, 2018, in a prorated number of Performance Shares calculated by multiplying the number of Performance Shares that would have been both earned pursuant to Section 3(a)(iii), and vested pursuant to Section 3(b), had the Participant remained employed through November 30, 2018, by a fraction, the numerator of which is the number of full calendar days that the Participant was actively employed during the Performance Cycle and the denominator of which is the total number of calendar days in the Performance Cycle.

(ii)    Separation from Service by Reason of Retirement Before the End of the Performance Cycle: Upon a Participant’s Separation from Service by the Participant at or after attainment of age fifty-five and five years of completed service and six months of service from the date of grant (“Retirement”), then the Participant shall become fully vested, as of November 30, 2018, in all of his or her Performance Shares that had been earned pursuant to Section 3(a)(iii) but had not yet vested under Section 3(b) had the Participant remained in employment through November 30, 2018.
(iii)    Separation from Service by Reason of Death, Disability, or Retirement After the End of the Performance Cycle: Upon a Participant’s Separation from Service after the end of the Performance Cycle (A) due to death or Disability, or (B) by the Participant by reason of Retirement, then the Participant shall be fully vested, as of the date of such Separation from Service, or if later, as of November 30, 2018, in all of his or her Performance Shares that had been earned pursuant to Section 3(a)(iii) but had not yet vested under Section 3(b) as of the date of such Separation from Service.
(iv)     Separation from Service, Whether Before or After the End of the Performance Cycle, Other than by Reason of Death, Disability, or Retirement: Upon a Participant’s Separation from Service, whether before or after the end of the Performance Cycle, other than by reason of death, Disability or Retirement, then any and all of the Performance Shares that have not vested as the date of such Separation from Service shall be forfeited.
5.    Change of Control.
(a)    This Section 5(a) applies (i) only in the event that (A) a Change of Control has occurred prior to November 30, 2018, and (B) the Participant’s Separation from Service has occurred within two years following the Change of Control, and (ii) notwithstanding any provision in Sections 2, 3 or 4 of this Agreement to the contrary:
(i)    Separation from Service by Reason of Death, Disability, Without Cause, Good Reason or Retirement Before the End of the Performance Cycle: Upon a Participant’s Separation from Service before the end of the Performance Cycle (A) due to death or Disability, (B) either by the Company, a Subsidiary or an Affiliate without Cause (as defined below), (C) by the Participant for Good Reason (as defined below) or (D) by the Participant by reason of Retirement, then, as of the date of such Separation from Service, the Participant will become vested in that number of Performance Shares subject to this Award that would have been earned under Section 3(a)(iii), as of the end of the Performance Cycle, based on the deemed achievement of the Target Performance Level (within the meaning of Section 3(a)(iii)).
(ii)    Separation from Service by Reason of Death, Disability, without Cause, Good Reason or Retirement After the End of the Performance Cycle: Upon a Participant’s Separation from Service after the end of the Performance Cycle (A) due to death or Disability, (B) either by the Company, a Subsidiary or an Affiliate without Cause, (C) by the Participant for Good Reason or (D) by the Participant by reason of Retirement, then the Participant shall be fully vested, as of such Separation from Service, or if later, as of November 30, 2018, in all of his or her Performance Shares that have been earned pursuant to Section 3(a)(iii) but have not yet vested under Section 3(b); provided, however, that if the Change of Control had occurred prior to the end of the Performance Cycle, then the Participant shall become vested, as of such Separation from Service, or, if later, as of November 30, 2018, in the greater of (I) all of his or her Performance Shares that have been earned pursuant to Section 3(a)(iii) but have not yet vested under Section 3(b) as of the date of such Separation from Service, and (II) that number of Performance Shares subject to this Award that would have been earned as of the end of the Performance Cycle under Section 3(a)(iii), based on the deemed achievement of the Target Performance Level (within the meaning of Section 3(a)(iii)).
(iii)    Separation from Service, Whether Before or After the End of the Performance Cycle by the Company for Cause or by the Participant Other than by Reason of Death, Disability,

Good Reason or Retirement: Upon a Participant’s Separation from Service, whether before or after the end of the Performance Cycle, (A) by the Company for Cause, or (B) by the Participant other than by reason of death, Disability, Good Reason or Retirement, then any of the Performance Shares that have not vested as the date of such Separation from Service shall be forfeited.
(b) For purposes of this Agreement, no Change of Control shall be deemed to have occurred unless it constitutes a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A of the Code.
(c) For the avoidance of doubt, Section 15.1(b) of the Plan shall not apply to the Performance Shares subject to this Agreement to the extent such provision conflicts with this Section 5, but the applicable provisions of Article XV of the Plan shall otherwise apply to this Agreement.
6.     Detrimental Activity. The Participant acknowledges that an important and material purpose of this Agreement, as a matter of the internal affairs of the Company, is to ensure that Participant’s interests and those of the Company remain aligned. If, at any time during Participant’s employment by the Company, any Affiliate or a Subsidiary or within the later of (i) twelve (12) months after the Participant’s Separation from Service or (ii) twelve (12) months after Participant is delivered the Payment Value pursuant to Section 2, Participant engages in any Detrimental Activity, then the Company may rescind any portion of the Award distributed to the Participant within the twenty-four (24) month period immediately prior to the Participant’s engagement in Detrimental Activity and/or pursue any other remedies allowed under applicable law. In the event of such a rescission, Participant’s then outstanding Performance Shares will be cancelled for no additional consideration by the Company and Participant will have no rights in same, and Participant shall immediately repay or return to the Company any cash payment(s) and Shares that have been paid or issued to Participant by the Company pursuant to this Agreement within the twenty-four (24) month period immediately prior to the Participant’s engagement in Detrimental Activity. If any such Shares are no longer held by Participant then Participant shall pay the Company a sum equal to the Fair Market Value of the Shares at the time they were sold or otherwise conveyed to another party by Participant. This Section 6 shall be construed to supplement, and not contradict, replace or eliminate, any remedies available to the Company under Section 18, or otherwise available under applicable law.
7.    Restrictions on Transfer. Performance Shares may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except (a) by will or the laws of descent and distribution or (b) as otherwise permitted pursuant to the Plan.
8.    Dividend Equivalents. Each Performance Share subject to this Award shall entitle the Participant to Dividend Equivalents with respect to regular cash dividends that would otherwise be paid on one Share during the period from the date such Performance Share is earned in accordance with Section 3(a) to the date such Performance Share is paid in accordance with Section 2 or forfeited in accordance with Section 4 or 5. Any such Dividend Equivalent shall be paid to the Participant at (or within thirty (30) days following) the time such related dividends are paid to holders of Shares.
9.    No Rights as a Shareholder Prior to Issuance of Shares. Neither the Participant nor any other person shall become the beneficial owner of any Shares that may become payable with respect to the Performance Shares subject to this Award, nor have any rights to dividends or other rights as a shareholder with respect to any such Shares, until and after such Shares, if any, have been actually issued in satisfaction of the Company’s obligations under this Award, in the time and manner specified in Section 2, and such Shares are transferred on the books and records of the Company or its agent in accordance with the terms of the Plan and this Agreement.
10.    Taxes and Withholding. The Company shall have the right to deduct from all amounts otherwise payable to the Participant in cash in respect of Performance Shares covered by this Award any amount of taxes of any kind required by law to be withheld as may be necessary in the opinion of the Company to satisfy tax withholding required under the laws of any country, state, province, city or other jurisdiction.

In the case of any payments in the form of Shares of Performance Shares covered by this Award, at the Committee’s discretion, the Participant shall be required to either pay to the Company in cash the amount of any such taxes required to be withheld with respect to such Shares or, in lieu thereof, the Company shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of Shares for which the Fair Market Value equals such amount required to be withheld; provided, however, that the amount of any Shares so retained shall not exceed the amount necessary to satisfy required Federal, state, local and non-United States withholding obligations using the minimum statutory withholding rates for Federal, state, local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income. To the extent any such taxes are required by law to be withheld with respect to the Performance Shares covered by this Award prior to the date such Performance Shares are paid in accordance with Section 2, the Participant shall be required to pay to the Company in cash the amount of such taxes promptly following written notice thereof by the Company.
11.    No Right to Continued Employment. Neither the Performance Shares covered by this Award nor any terms contained in this Agreement shall confer upon the Participant any rights or claims except in accordance with the express provisions of the Plan and this Agreement, and shall not give the Participant any express or implied right to be retained in the employment or service of the Company or any Subsidiary or Affiliate for any period or in any particular position or at any particular rate of compensation, nor restrict in any way the right of the Company or any Subsidiary or Affiliate, which right is hereby expressly reserved, to modify or terminate the Participant’s employment or service at any time for any reason. The Participant acknowledges and agrees that any right to vesting of this Award is earned only by continuing as an employee of the Company or a Subsidiary or Affiliate at the will of the Company or such Subsidiary or Affiliate, or satisfaction of any other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired or being granted this Award.
12.    The Plan. By accepting any benefit under this Agreement, the Participant and any person claiming under or through the Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and this Agreement and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan. Subject to Section 5(c) of this Agreement, in the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee. The Plan and the prospectus describing the Plan can be found on the Company’s Human Resources intranet site. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Company at 900 Metro Center Blvd., Foster City, California 94404, Attention: Stock Plan Administrator.
13.    Certain Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:
(a)    “Cause” means: (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) the commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company, a Subsidiary or an Affiliate; (iii) fraud, misappropriation or embezzlement; (iv) a material breach of the Participant’s employment agreement or offer letter (if any) with the Company, a Subsidiary or an Affiliate; (v) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the Participant (other than any such failure resulting from incapacity due to physical or mental illness); provided, however, that following a Change of Control, any such failure will only serve as the basis for a termination for Cause if it is willful; or (vi) any illegal act detrimental to the Company, a Subsidiary or an Affiliate.
(b)     “Good Reason” means: (i) a diminution in the Participant’s annual base salary, annual incentive opportunity or annual long-term incentive award opportunity, as applicable, in effect immediately prior to the Change of Control l; (ii) the assignment to the Participant of any duties inconsistent with the Participant’s positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities from those in effect immediately prior to such Change of Control or any action by the Company that results in a diminution in any of the foregoing from those in effect immediately prior to such Change of Control, or (iii) the Company, a Subsidiary or an Affiliate requires the Participant to change the Participant’s principal location of work to a location that is in excess of fifty (50) miles from the location thereof immediately prior to the Change of Control. Notwithstanding the foregoing, a Termination by a Participant for Good Reason shall not have occurred unless (i) the Participant gives written notice to the Company, a Subsidiary or an Affiliate, as applicable, of Termination within thirty (30) days after the Participant first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and (ii) the Company, the Subsidiary or the Affiliate, as the case may be, has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason.
(c)    “Detrimental Activity” means: (i) providing services or material assistance to any payments business that is in competition with the payments business of the Company in the United States or any other country where the Company does business; (ii) soliciting or knowingly inducing a Company customer that Participant had material dealings with or was provided confidential information about while employed with the Company to cease or reduce doing business with the Company or to divert a business opportunity related to the Company’s line of business to another party; or, (iii) soliciting or knowingly inducing an employee of the Company that Participant gained knowledge of while employed with the Company to leave the employment of the Company. Detrimental Activity is not intended to include (i) duly authorized activity undertaken for the benefit of the Company in the ordinary course of Participant’s employment duties for the Company, (ii) employment with an independently operated subsidiary, division, or unit of a diversified corporation so long as the independently operated business unit at issue is truly independent and does not compete in any way with the Company; or, (iii) holding a passive and non-controlling ownership interest of less than 5% of the stock or other securities of a publicly traded company.
(d)    “Separation from Service” shall have the meaning ascribed to it under Section 409A of the Code and the Treasury Regulations promulgated thereunder.
14.    Compliance with Laws and Regulations.
(a)    The Performance Shares subject to this Award and the obligation of the Company to deliver Shares or cash payments hereunder shall be subject in all respects to (i) all applicable Federal and state laws, rules and regulations; and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Moreover, the Company shall not deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.
(b)    It is intended that any Shares received pursuant to this Agreement shall have been registered under the Securities Act. If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Participant may not sell the Shares received except in compliance with Rule 144. Certificates representing Shares issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Company deems appropriate to comply with federal and state securities laws.

(c)    If at any time the Shares are not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Shares, the Participant shall execute, prior to the delivery of any Shares to the Participant by the Company pursuant to this Agreement, an agreement (in such form as the Company may specify) in which the Participant represents and warrants that the Participant is purchasing or acquiring the Shares acquired under this Agreement for the Participant's own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold; or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.
15.    Notices and Consent to Service of Process. Any notice or other communication provided for hereunder shall be made in writing and deemed given (a) three days after being deposited in the U.S. mail, first class, postage prepaid, certified receipt requested, or (b) when delivered by a nationally recognized overnight courier which provides confirmation of delivery. All notices by the Participant or the Participant’s successors or permitted assigns shall be addressed to the Company at 900 Metro Center Blvd., Foster City, California 94404, Attention: Stock Plan Administrator, or such other address as the Company may from time to time specify, and any notice that involves service of legal process on the Company shall be directed to Company’s Registered Agent for purposes of service of legal process. All notices and service of legal process to the Participant shall be addressed to the Participant at the Participant’s last known address in the Company's records or such forwarding address as Participant may provide to the Company in writing and in accordance with this Section 15.
16.    Other Plans. The Participant acknowledges that any income derived from this Award shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Subsidiary or Affiliate.
17.    Acceptance or Rejection of this Award. To accept or reject your Award, please complete the on-line form ("Accept or Reject Your Grant") as promptly as possible, but, in any case, within ninety (90) days after the Grant Date. If you accept your award, you will be deemed to have agreed to the terms and conditions set forth in this Agreement and the terms and conditions of the Plan and the Addendum with Additional Country Specific Terms and Conditions attached as Exhibit A, all of which are made part of this award Agreement. Your agreement is available to you online in your Schwab Equity Award Center (EAC) account via this link https://eac.schwab/.com.
18.    Clawback Policy. Notwithstanding any other provision of this Agreement to the contrary, any cash incentive compensation received by the Participant, Performance Shares granted and/or Shares issued hereunder, and/or any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company's Clawback Policy, as it may be amended from time to time (the "Policy").  The Participant agrees and consents to the Company's application. implementation and enforcement of (a) the Policy or any similar policy established by the Company that may apply to the Participant and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant. To the extent that the terms of this Agreement and the Policy or any similar policy conflict, then the terms of such policy shall prevail.
19. Data Protection. The Participant hereby explicitly and unambiguously consents to the following:

(a) Collection, use and transfer, in electronic or other form, of his personal data as described in this document by and among, as applicable, the Company, its Affiliates and its Subsidiaries (“the Group”) for the exclusive purpose of implementing, administering and managing his participation in the Plan;
(b) Acknowledges that the Group holds certain personal information about him, including, but not limited to, his name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, details of all Options or any other entitlement to Shares outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”); and
(c) Acknowledges and agrees that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country of residence or elsewhere, and that the recipient’s country of residence may have different data privacy laws and protections than those of the Participant’s country. The Participants authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his participation in the Plan. The Participant understands that he may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. The Participant understands, however, that refusing or withdrawing his consent may affect his ability to participate in the Plan.
20. Choice of Law and Forum / Consent to Jurisdiction. In order to maintain uniformity in the interpretation of this Agreement across the Company’s operations in many different locations, the parties have expressly agreed that this Agreement shall be governed by and enforced under the laws of the State of Delaware, without regard to any contrary principles of conflict of laws of Delaware or another state. The parties further agree that any legal action, suit or proceeding arising from or related to this Agreement shall be instituted exclusively in a state or federal court of competent jurisdiction located in Delaware. The parties consent to the personal jurisdiction of such Delaware courts over them, waive all objections to the contrary, and waive any and all objections to the exclusive location of legal proceedings in Delaware (including, without limitation, any objection based on cost, convenience or location of relevant persons). The parties further agree that there shall be a conclusive presumption that this Agreement has a significant, material and reasonable relationship to the State of Delaware.
21. Acceptance. The Participant must accept or reject his award under this Agreement no later than ninety (90) days after the Grant Date (“Acceptance Period”). If the Participant accepts the award within the Acceptance Period, he will be deemed to have agreed to the terms and conditions set forth in this Agreement, the terms and conditions of the Plan, and the Addendum with Additional Country Specific Terms and Conditions attached as Exhibit A, all of which are made part of this Agreement.